           EXHIBIT 11. STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries

        (Dollars in millions except per share data. Shares in millions.)

                                                                 Three Months                        Six Months
                                                                 Ended June 30,                    Ended June 30,
                                                            1998              1997             1998             1997
                                                          --------------------------------------------------------------
BASIC:

Net income (loss)....................................        $  491.3        $(1,732.1)     $1,012.4          $(1,299.5)

Preferred stock dividends............................            (0.7)            (0.6)         (1.3)              (1.3)
                                                             --------          -------       -------            -------

Adjusted net income (loss)...........................        $  490.6        $(1,732.7)     $1,011.1          $(1,300.8)
                                                              =======          =======       =======            =======

Average number of common shares
   outstanding.......................................         1,098.2          1,102.5       1,099.6            1,100.7

Contingently issuable shares.........................              -                -            0.6                  -
                                                              -------           ------       --------            ------

Adjusted average shares..............................         1,098.2          1,102.5       1,100.2            1,100.7
                                                              =======          =======       =======            =======

Basic earnings (loss) per share......................        $   0.45        $   (1.57)    $    0.92         $    (1.18)
                                                             ========         ========      ========           ========



DILUTED:

Net income (loss)....................................       $  491.3         $(1,732.1)     $1,012.4         $(1,299.5)

Preferred stock dividends............................           (0.7)             (0.6)         (1.3)             (1.3)
                                                             -------          --------       -------          --------

Adjusted net income (loss)...........................       $  490.6         $(1,732.7)     $1,011.1         $(1,300.8)
                                                             =======           =======       ========         ========

Average number of common shares
   outstanding.......................................        1,098.2           1,102.5       1,099.6           1,110.7

Incremental shares -
   Stock options and contingently
   issuable shares...................................           26.8               -            28.2               -
                                                             -------           --------      -------            ----

Adjusted average shares..............................        1,125.0           1,102.5       1,127.8           1,100.7
                                                             =======           =======       =======           =======

Diluted earnings (loss)
   per share.........................................       $   0.44         $   (1.57)    $    0.90          $   (1.18)
                                                             =======          ========      ========           ========



For 1997, because the inclusion of stock options and other incremental shares would be antidilutive, earnings per share has been calculated assuming no incremental shares.